Exhibit 99.1

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 21, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.027711 per unit, payable on November 15, 2019, to unit holders of record on October 31, 2019.

This month’s distribution decreased from the previous month due primarily to a decrease of both oil and gas production. This reflects the production month of August. Pricing for both oil and gas decreased on the Waddell Ranch. Capital Expenditures declined to reflect less activity, with most of the completion of drilling of the additional wells on the Waddell Ranch Properties in the previous months. Lease Operating Expenses (LOE) for the Waddell Ranch properties increased substantially this month to reflect an adjustment to the electricity rates incurred on the Waddell Ranch for the year. This increase of LOE led to a decrease of production allocated to the Trust. The Texas Royalty Properties saw an increase in the posting of production of oil and gas, primarily due to the timing of receipt of payment of certain revenue due to some changes in lease operators. This was offset by a decrease in pricing for oil and gas for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,758 barrels of oil and 252,217 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 4,989 barrels of oil and 26,032 Mcf of gas. The average price for oil was $51.99 per bbl and for gas was $1.08 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $2,963,094. Deducted from these would be the Lease Operating Expense (LOE) of $2,269,228, taxes of $229,420 and Capital Expenditures (CAPEX) of $98,430 totaling $2,597,078 resulting in a Net Profit of $366,016 for the month of September. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $274,511 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,758	252,217	4,989	26,032*	$51.99	$1.08**
Texas Royalties	22,746	21,673	19,520	18,583*	$53.16	$3.24**

Prior Month
Waddell Ranch	54,349	270,480	15,736	79,935*	$55.55	$1.67**
Texas Royalties	20,525	9,620	17,383	8,143*	$53.70	$5.10**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,746 barrels of oil and 21,673 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,520 barrels of oil and 18,583 of gas. The average price for oil was $53.16 per bbl and for gas was $3.24 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,279,422. Deducted from these were taxes of $158,754 resulting in a Net Profit of $1,120,668 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,064,635 to this month’s distribution.

General and Administrative Expenses deducted for the month were $49,403 resulting in a distribution of $1,291,617 to 46,608,796 units outstanding, or $0.027711 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839